UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 13, 2014

HALLMARK FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-11252	87-0447375
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

817-348-1600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2014, the Board of Directors of Hallmark Financial Services, Inc. (the “Company”) appointed Naveen Anand to serve as President and Chief Executive Officer of the Company commencing September 8, 2014. Mr. Anand, age 47, has over 25 years of experience in the property/casualty insurance industry. Most recently, Mr. Anand was an executive with Torus Insurance Holdings Limited from 2009 to 2013, serving first as the Global Chief Operating Officer for Torus Group before being promoted to Chief Executive Officer of Torus Americas. Previously, Mr. Anand was employed by CNA Financial Corporation where he served as Vice President from 2002 to 2005, as Senior Vice President and President of the Central Region from 2005 to 2006, as Senior Vice President and President and Chief Underwriting Officer for Commercial Insurance from 2006 to 2009, and as Chairman and President of CNA Claim Plus from 2008 to 2009. From 1988 to 2002, he was employed by Chubb Group of Insurance Companies where he began in the commercial underwriting department, was promoted to Regional Underwriting Manager in 1993, became Assistant Vice President for Commercial Lines in 1995, and rose to Vice President for Commercial Lines, New York Zone, in 1998. Mr. Anand began his insurance career in 1987 as trainee underwriter with St. Paul Insurance Companies.

Mr. Anand has no family relationship with any director or other executive officer of the Company. There are no transactions in which Mr. Anand has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company has entered into an employment letter with Mr. Anand (the “Employment Letter”) confirming his at-will employment as President and Chief Executive Officer of the Company.  The Employment Letter provides for a starting annual base salary of $500,000 and a discretionary annualized bonus targeted at 60%, with a maximum of 100%, of base salary. The Company will also reimburse Mr. Anand for certain relocation expenses. Mr. Anand will be eligible to participate in the Company’s 2005 Long Term Incentive Plan (the “2005 LTIP”) and be entitled to all other benefits offered by the Company to its employees.  Under the 2005 LTIP, and subject to Board or Compensation Committee approval, Mr. Anand is expected to be granted restricted stock units in an amount equal to his base salary divided by the grant date price per share of the Company’s common stock. Restricted stock units represent the right to receive shares of the Company’s common stock upon satisfaction of vesting requirements and performance criteria. Mr. Anand’s initial award is expected to vest on March 31, 2018, and be subject to performance criteria based on the compound average annual growth rate (“CAGR”) in book value per share of the Company from January 1, 2015 to December 31, 2017. He is expected to earn a percentage of a share of common stock per restricted stock unit, as follows: (i) CAGR less than 9% is expected to earn 0%; (ii) 9% CAGR is expected to earn 50%; (iii) 10% CAGR is expected to earn 67%; (iv) 11% CAGR is expected to earn 83%; (v) 12% CAGR is expected to earn 100%; (vi) 13% CAGR is expected to earn 117%; (vii) 14% CAGR is expected to earn 133%; and (viii) 15% or greater CAGR is expected to earn 150%. The foregoing description of the Employment Letter is qualified in its entirety by reference to the definitive document filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Upon the commencement of Mr. Anand’s tenure on September 8, 2014, the Company’s former President and Chief Executive Officer, Mark J. Morrison, will become a Senior Executive Vice President of the Company reporting directly to Mr. Anand.

Item 8.01	Other Events

The Company issued a press release on August 14, 2014, announcing Mr. Anand’s appointment as its President and Chief Executive Officer, a copy of which is attached as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

10.1	Letter agreement dated August 13, 2014, between Hallmark Financial Services, Inc. and Naveen Anand.

99.1	Press release dated August 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date: August 14, 2014	By:	/s/ Jeffrey R. Passmore
Jeffrey R. Passmore, Chief Accounting Officer